Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Kimberly Kuo	Scott Anthony
Senior Vice President Public Affairs, Communications & Sustainability	Executive Vice President & Chief Financial Officer
Kimberly.Kuo@ cokeconsolidated.com	Scott.Anthony@ cokeconsolidated.com
(704) 557-4584	(704) 557-4633

Coca-Cola Consolidated Reports Third Quarter
and First Nine Months 2021 Results

Third quarter of 2021 net sales increased 10% versus the third quarter of 2020.

Third quarter of 2021 gross profit was $518 million, up $45 million, or 10%, versus the third quarter of 2020.

Income from operations for the first nine months of 2021 was $352 million, up $132 million, or 60%, versus the first nine months of 2020(a).

Key Results

	Third Quarter			First Nine Months
(in millions, except per share data)	2021	2020	Change	2021	2020	Change
Physical case volume	93.5	94.1	(0.6)%	276.9	268.1	3.3%
Net sales	$1,457.4	$1,328.5	9.7%	$4,160.4	$3,728.7	11.6%
Gross profit	$517.7	$472.4	9.6%	$1,461.4	$1,307.0	11.8%
Gross margin	35.5%	35.6%		35.1%	35.1%
Income from operations	$137.0	$103.8	32.0%	$352.1	$219.8	60.2%
Basic net income per share	$7.36	$5.53	$1.83	$18.19	$11.32	$6.87

Beverage Sales	Third Quarter			First Nine Months
(in millions)	2021	2020	Change	2021	2020	Change
Sparkling bottle/can	$773.5	$703.5	9.9%	$2,221.4	$2,040.1	8.9%
Still bottle/can	$504.0	$464.9	8.4%	$1,424.1	$1,239.3	14.9%
Fountain(b)	$45.3	$36.0	26.0%	$121.3	$99.3	22.1%

Third Quarter and First Nine Months 2021 Review

CHARLOTTE, November 9, 2021 – Coca-Cola Consolidated, Inc. (NASDAQ: COKE) today reported operating results for the third quarter and first nine months ended October 1, 2021.

“Our results through the first nine months of 2021 reflect a strong balance of volume growth, price realization and prudent operating expense management. Our 60% growth in income from operations is even more remarkable when considering the pandemic-related challenges and supply chain disruptions across many industries,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “I am thankful for our amazing teammates, who continue to adapt and persevere through so many challenges, to ensure we serve our customers, our shareholders and our communities with excellence.”

Net sales increased 10% to $1.46 billion in the third quarter(c), while physical case volume decreased 0.6%. The increase in net sales was driven primarily by pricing actions taken throughout the third quarter of 2021 on most of our Sparkling and Still beverages. These pricing actions were taken to help offset increases to our major input costs including aluminum, PET resin and transportation costs. Sparkling volume decreased 0.6% in the third quarter of 2021, outperforming the price elasticity historically associated with higher pricing. Still volume decreased 0.7%, while net sales increased 8%. We experienced significant supply chain challenges with several of our Still beverage brands during the third quarter of 2021, which negatively impacted our growth trend in the Still beverage category. Physical case volume and net sales increased 3.3% and 12%, respectively, for the first nine months of 2021.

Gross profit in the third quarter of 2021 increased $45.3 million, or 10%, while gross margin decreased 10 basis points to 35.5%. The improvement in gross profit was primarily due to the pricing actions taken throughout the third quarter of 2021. As we anticipated, the benefit of increased selling prices was partially offset by higher input costs, which resulted in relatively stable gross margin when compared to the third quarter of 2020. We expect higher input costs to continue in the fourth quarter of 2021 as commodity markets continue to be volatile and supply chains continue to be challenged. Gross profit in the first nine months of 2021 increased $154.3 million, or 12%.

“Our strong third quarter results demonstrate our success in navigating a very challenging operating environment. We continue to experience rising commodity costs, labor shortages for a majority of our front-line positions and supply chain interruptions for key manufacturing inputs and finished goods,” said Dave Katz, President and Chief Operating Officer. “The pricing actions we took in the third quarter in response to higher input costs are driving value across our portfolio and enabling us to maintain our margins on key brands and packages. Our sales growth of 10% in the third quarter is a testament to the strength of our brands and our continued success in executing commercial strategies across our Coca-Cola trademark brands including new Coca-Cola Zero Sugar and other brands such as AHA and BODYARMOR.”

Selling, delivery and administrative (“SD&A”) expenses in the third quarter of 2021 increased $12.1 million, or 3%. SD&A expenses as a percentage of net sales decreased 160 basis points in the third quarter of 2021. The increase in SD&A expenses related primarily to an increase in labor costs as compared to the third quarter of 2020. During the third quarter of 2021, we provided incentives to attract, reward and retain our front-line teammates and we increased the base pay in certain competitive markets. We also experienced higher overtime in the quarter as the labor pool for our front-line positions continues to be challenging. SD&A expenses in the first nine months of 2021 increased $22.0 million, or 2%. SD&A expenses as a percentage of net sales in the first nine months of 2021 decreased 250 basis points as compared to the first nine months of 2020.

“Labor shortages and wage inflation continue to be the most challenging aspects of managing our operating expenses as we work to fulfill our customer and consumer demand. We are committed to investing in our people and our work to ensure our wages and benefits are competitive and our value proposition resonates with teammates,” Mr. Katz continued. “While we continue to face near-term challenges that require us to remain flexible and nimble in our planning, we remain confident in our financial outlook for the balance of 2021. Our goal for the fourth quarter is to build on the momentum of our commercial success to successfully position ourselves for a strong start to 2022.”

Income from operations in the third quarter of 2021 was $137.0 million, compared to $103.8 million in the third quarter of 2020, an increase of 32%. On an adjusted(d) basis, income from operations in the third quarter of 2021 was $137.2 million, an increase of 30%. For the first nine months of 2021, income from operations increased $132.3 million to $352.1 million.

Net income in the third quarter of 2021 was $68.9 million, compared to $51.9 million in the third quarter of 2020, an improvement of $17.0 million. Net income in the third quarter of 2021 was adversely impacted by fair value adjustments to our acquisition related contingent consideration liability, driven primarily by changes in future cash flow projections. Fair value adjustments to this liability are routine and non-cash in nature. Income tax expense in the third quarter of 2021 was $25.0 million, compared to $18.4 million in the third quarter of 2020. Net income increased $64.4 million in the first nine months of 2021 to $170.5 million as compared to the first nine months of 2020.

Cash flows provided by operations for the first nine months of 2021 were $439.9 million, compared to $376.4 million for the first nine months of 2020. The significant increase in operating cash flows for the first nine months of 2021 was a result of our strong operating performance. The Company reduced outstanding indebtedness by $147.3 million during the first nine months of 2021. We remain focused on the effective management of our working capital and continue to invest in long-term strategic projects to optimize our supply chain and better serve our customers.

(a) The first nine months of 2021 included one additional selling day compared to the first nine months of 2020. We do not believe the additional selling day had a material impact on our financial results.
(b) Fountain syrups are dispensed through equipment that mixes with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.
(c) All comparisons are to the corresponding period in the prior year unless specified otherwise.
(d) The discussion of the results for the third quarter and first nine months ended October 1, 2021 includes selected non-GAAP financial information, such as “adjusted” results. The schedules in this news release reconcile such non-GAAP financial measures to the most directly comparable GAAP financial measures.

About Coca-Cola Consolidated, Inc.
Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, serve others, pursue excellence and grow profitably. For over 119 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors across 14 states and the District of Columbia to over 66 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol COKE. More information about the Company is available at www.cokeconsolidated.com. Follow Coca‑Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” that involve risks and uncertainties. The words “anticipate,” “believe,” “expect,” “project,” “may,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These forward-looking statements reflect the Company’s best judgment based on current information, and, although we base these statements on circumstances that we believe to be reasonable when made, there can be no assurance that future events will not affect the accuracy of such forward-looking information. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed in this news release. Factors that might cause the Company’s actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: increased costs, disruption of supply or shortages of raw materials, fuel and other supplies; the reliance on purchased finished products from external sources; changes in public and consumer perception and preferences, including concerns related to obesity, artificial ingredients, product safety and sustainability and brand reputation; changes in government regulations related to nonalcoholic beverages, including regulations related to obesity, public health, artificial ingredients and product safety and sustainability; the COVID-19 pandemic and other pandemic outbreaks in the future; decreases from historic levels of marketing funding support provided to us by The Coca‑Cola Company and other beverage companies; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of advertising, marketing and product innovation spending by The Coca‑Cola Company and other beverage companies, or advertising campaigns that are negatively perceived by the public; any failure of the several Coca‑Cola system governance entities of which we are a participant to function efficiently or on our best behalf and any failure or delay of ours to receive anticipated benefits from these governance entities; provisions in our beverage distribution and manufacturing agreements with The Coca‑Cola Company that could delay or prevent a change in control of us or a sale of our Coca‑Cola distribution or manufacturing businesses; the concentration of our capital stock ownership; our inability to meet requirements under our beverage distribution and manufacturing agreements; changes in the inputs used to calculate our acquisition related contingent consideration liability; technology failures or cyberattacks on our technology systems or our effective response to technology failures or cyberattacks on our customers’, suppliers’ or other third parties’ technology systems; unfavorable changes in the general economy; changes in our top customer relationships and marketing strategies; lower than expected net pricing of our products resulting from continued and increased customer and competitor consolidations and marketplace competition; the effect of changes in our level of debt, borrowing costs and credit ratings on our access to capital and credit markets, operating flexibility and ability to obtain additional financing to fund future needs; the failure to attract, train and retain qualified employees while controlling labor costs, and other labor issues; the failure to maintain productive relationships with our employees covered by collective bargaining agreements, including failing to renegotiate collective bargaining agreements; changes in accounting standards; our use of estimates and assumptions; changes in tax laws, disagreements with tax authorities or additional tax liabilities; changes in legal contingencies; natural disasters, changing weather patterns and unfavorable weather; and climate change or legislative or regulatory responses to such change. These and other factors are discussed in the Company’s regulatory filings with the United States Securities and Exchange Commission, including those in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The forward-looking statements contained in this news release speak only as of this date, and the Company does not assume any obligation to update them, except as required by applicable law.

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FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Third Quarter		First Nine Months
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$1,457,432	$1,328,484	$4,160,375	$3,728,720
Cost of sales	939,720	856,046	2,699,020	2,421,686
Gross profit	517,712	472,438	1,461,355	1,307,034
Selling, delivery and administrative expenses	380,681	368,594	1,109,279	1,087,251
Income from operations	137,031	103,844	352,076	219,783
Interest expense, net	8,097	9,033	25,208	27,778
Other expense, net	34,982	21,394	94,078	39,826
Income before income taxes	93,952	73,417	232,790	152,179
Income tax expense	25,022	18,363	62,317	38,911
Net income	68,930	55,054	170,473	113,268
Less: Net income attributable to noncontrolling interest	—	3,170	—	7,153
Net income attributable to Coca‑Cola Consolidated, Inc.	$68,930	$51,884	$170,473	$106,115

Basic net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$7.36	$5.53	$18.19	$11.32
Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$7.36	$5.53	$18.19	$11.32
Weighted average number of Class B Common Stock shares outstanding	2,232	2,232	2,232	2,232

Diluted net income per share based on net income attributable to Coca‑Cola Consolidated, Inc.:
Common Stock	$7.32	$5.51	$18.11	$11.25
Weighted average number of Common Stock shares outstanding – assuming dilution	9,409	9,430	9,413	9,430

Class B Common Stock	$7.31	$5.51	$18.10	$11.24
Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,268	2,289	2,272	2,289

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	October 1, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$186,878	$54,793
Trade accounts receivable, net	465,601	403,825
Other accounts receivable	87,561	86,287
Inventories	240,495	225,757
Prepaid expenses and other current assets	84,152	74,146
Assets held for sale	6,932	6,429
Total current assets	1,071,619	851,237
Property, plant and equipment, net	1,009,325	1,022,722
Right-of-use assets - operating leases	140,410	134,383
Leased property under financing leases, net	65,625	69,867
Other assets	120,230	111,781
Goodwill	165,903	165,903
Other identifiable intangible assets, net	846,828	866,557
Total assets	$3,419,940	$3,222,450

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of obligations under operating leases	$20,650	$19,766
Current portion of obligations under financing leases	6,009	5,860
Accounts payable and accrued expenses	741,637	621,434
Total current liabilities	768,296	647,060
Deferred income taxes	151,558	139,423
Pension and postretirement benefit obligations and other liabilities	836,874	792,605
Noncurrent portion of obligations under operating leases	123,627	119,923
Noncurrent portion of obligations under financing leases	66,268	69,984
Long-term debt	793,177	940,465
Total liabilities	2,739,800	2,709,460

Equity:
Stockholders’ equity	680,140	512,990
Total liabilities and equity	$3,419,940	$3,222,450

FINANCIAL STATEMENTS CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	First Nine Months
(in thousands)	2021	2020
Cash Flows from Operating Activities:
Net income	$170,473	$113,268
Depreciation expense, amortization of intangible assets and deferred proceeds, net	135,341	134,489
Fair value adjustment of acquisition related contingent consideration	90,905	35,068
Deferred payroll taxes under CARES Act	(18,739)	24,648
Deferred income taxes	10,907	5,302
Change in current assets and current liabilities	60,546	57,651
Change in noncurrent assets and noncurrent liabilities	(17,550)	(7,415)
Other	7,992	13,390
Net cash provided by operating activities	$439,875	$376,401

Cash Flows from Investing Activities:
Additions to property, plant and equipment	$(119,620)	$(110,717)
Other	23	627
Net cash used in investing activities	$(119,597)	$(110,090)

Cash Flows from Financing Activities:
Payments on revolving credit facility and term loan facility	$(272,500)	$(302,500)
Borrowings under term loan facility	70,000	—
Borrowings under revolving credit facility	55,000	235,000
Payments of acquisition related contingent consideration	(28,640)	(31,999)
Cash dividends paid	(7,030)	(7,030)
Principal payments on financing lease obligations	(3,567)	(4,428)
Debt issuance fees	(1,456)	(145)
Net cash used in financing activities	$(188,193)	$(111,102)

Net increase in cash during period	$132,085	$155,209
Cash at beginning of period	54,793	9,614
Cash at end of period	$186,878	$164,823

NON-GAAP FINANCIAL MEASURES(e) The following tables reconcile reported results (GAAP) to adjusted results (non-GAAP):

	Third Quarter 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$517,712	$380,681	$137,031	$93,952	$68,930	$7.36
Fair value adjustment of acquisition related contingent consideration	—	—	—	33,924	25,488	2.72
Fair value adjustments for commodity derivative instruments	(3,794)	426	(4,220)	(4,220)	(3,169)	(0.34)
Supply chain optimization	4,360	(35)	4,395	4,395	3,299	0.35
Total reconciling items	566	391	175	34,099	25,618	2.73
Adjusted results (non-GAAP)	$518,278	$381,072	$137,206	$128,051	$94,548	$10.09

Adjusted % change vs. Q3 2020	9.3%	3.2%	30.4%

	Third Quarter 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$472,438	$368,594	$103,844	$73,417	$51,884	$5.53
Fair value adjustment of acquisition related contingent consideration	—	—	—	19,808	14,895	1.60
Fair value adjustments for commodity derivative instruments	(1,194)	575	(1,769)	(1,769)	(1,330)	(0.14)
Supply chain optimization	3,122	—	3,122	3,122	2,348	0.25
Total reconciling items	1,928	575	1,353	21,161	15,913	1.71
Adjusted results (non-GAAP)	$474,366	$369,169	$105,197	$94,578	$67,797	$7.24

	First Nine Months 2021
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,461,355	$1,109,279	$352,076	$232,790	$170,473	$18.19
Fair value adjustment of acquisition related contingent consideration	—	—	—	90,905	68,224	7.28
Fair value adjustments for commodity derivative instruments	(6,210)	1,491	(7,701)	(7,701)	(5,780)	(0.62)
Supply chain and asset optimization	6,464	(793)	7,257	7,257	5,446	0.58
Total reconciling items	254	698	(444)	90,461	67,890	7.24
Adjusted results (non-GAAP)	$1,461,609	$1,109,977	$351,632	$323,251	$238,363	$25.43

Adjusted % change vs. 3Qs 2020	11.5%	2.1%	57.2%

	First Nine Months 2020
(in thousands, except per share data)	Gross profit	SD&A expenses	Income from operations	Income before income taxes	Net income	Basic net income per share
Reported results (GAAP)	$1,307,034	$1,087,251	$219,783	$152,179	$106,115	$11.32
Fair value adjustment of acquisition related contingent consideration	—	—	—	35,068	26,371	2.82
Fair value adjustments for commodity derivative instruments	(924)	(949)	25	25	19	—
Supply chain and asset optimization	4,441	601	3,840	3,840	2,888	0.31
Total reconciling items	3,517	(348)	3,865	38,933	29,278	3.13
Adjusted results (non-GAAP)	$1,310,551	$1,086,903	$223,648	$191,112	$135,393	$14.45

(e) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.